Exhibit 99.1


Stratasys Reports Record First Quarter Revenue and Earnings
Wednesday April 28, 6:00 am ET


MINNEAPOLIS--(BUSINESS WIRE)--April 28, 2004--Stratasys, Inc. (Nasdaq:SSYS -
News) today announced the highest first quarter revenue, earnings and unit shipments in the company's history. Record revenues were driven by the company's execution of its product continuum strategy related to addressing needs at the high and low ends of the rapid prototyping (RP) market. Most notably, the continued success of the company's family of low-priced Dimension 3D printers led to this record financial performance, with 3D printer unit shipments rising more than 170% over the same quarter of the previous year.

Revenues rose 48% to $15.8 million for the first quarter ended March 31, 2004 over the $10.7 million recorded in the same quarter of the previous year. Net income grew 67% to $1.9 million, or $0.18 per share, for the first quarter, compared with net income of $1.1 million, or $0.13 per share, for the same period in 2003. All per share amounts are adjusted to give effect to the company's 3 for 2 stock split in December 2003.

Total system shipments rose 117% to 291 units from 134 units for the first quarter of 2003. Unit shipments for the quarter were the highest in the Company's history, as were revenues derived from sales of consumables. Gross margins declined to 61% in the first quarter from 64% of sales in the first quarter of 2003, principally due to the large demand for Dimension systems coupled with larger than expected sales of Eden systems, both of which have lower margins than most of Stratasys' other systems. Stratasys expects some margin expansion in the next several quarters as its unit mix shifts to higher margin products such as the Titan, Vantage, and Dimension SST systems and accelerated consumable growth.

"We are excited to report another record quarter for Stratasys, continuing our momentum of meeting customer needs at the low and high ends of the rapid prototyping market," said Scott Crump, chairman and chief executive officer of Stratasys. "Despite the cyclical nature of our industry, our first quarter revenue exceeded the prior fourth quarter for only the second time ever. The company is well on track to meet our financial guidance for fiscal 2004 -- growing revenues 20 to 27 percent over 2003 to between $61 million and $65 million for 2004. We also expect earnings per share between $0.80 and $0.90 for 2004.

"Success for the first quarter was primarily driven by higher-than-expected sales of the Dimension(TM) 3D Printer to end users, and the successful launch and roll out of the Dimension(TM) SST. We believe these products, which are priced as low as $24,900 and output prototype parts of real production plastic directly from computer-aided-design (CAD) systems at engineers' desktops, are redefining a rapidly expanding 3D printing market and address a market universe of more than 3 million CAD stations. We believe a market exists for more than 500,000 3D printers at the right price.

"We received orders from resellers for 100 demo Dimension SST systems within the first two weeks of its availability -- a significant number that we believe illustrates the strong interest and reseller confidence in this innovative new product. Demo systems have played an integral role in the Dimension sales process over the past two years, and the Dimension SST is no different as it continues to gain sales momentum.

"As our product sales illustrate, we continue to lead the fast-growth 3D printing market. In addition to being the market leader in terms of units shipped, according to industry reports, Stratasys has the lowest system acquisition cost, annual operating cost and average prototype cost in the industry.


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"The initial sales success of the Triplets - three variations of our FDM
Vantage(TM) rapid prototyping system announced in the first quarter - also contributed to this record quarter. The Triplets offer three 'personalities' of the FDM Vantage, with distinct choices in performance and price, enabling design engineers to incorporate polycarbonate plastic into their modeling for under $100,000 -- a first in this market.

"Overall, we believe we are positioned for strong growth in 2004 as we continue to innovate and expand our product continuum. And, as our products become more pervasive across multiple industries, we expect to continue to increase revenues from consumables.

"Stratasys is also pleased to announce the addition of Shane Glenn as director of investor relations. Shane comes to the company with more than ten years experience as a sell-side analyst, including covering Stratasys during 2003, so we believe he understands what investors want to know about us," Crump concluded.

The company will hold a conference call to discuss these results on April 28, 2004 at 8:30 a.m. (Eastern Time). To access the call, dial 800-540-0559 or 785-832-1508 internationally. The conference I.D. is Stratasys. A recording of the call will be available for two weeks after the call. To access the recording, dial 888-274-8337 or 402-220-2329 internationally.

Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company's patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.Dimensionprinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as "expect", "anticipates", "project", "estimates" or "believe" or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension(TM), Dimension SST(TM), Prodigy Plus, FDM Maxum(TM), Triplets(TM), FDM Vantage(TM), and Titan(TM) product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricin g; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden333; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, and Form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Website at www.Stratasys.com.


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STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------
                                              March 31,   December 31,
                                                 2004         2003
                                             (unaudited)
----------------------------------------------------------------------

ASSETS

Current assets
    Cash and cash equivalents                $46,587,394  $44,544,341
    Short-term investments                       950,000      950,000
    Accounts receivable, less allowance for
     returns and doubtful accounts of
     $804,106 in 2004 and $767,367 in 2003    15,680,356   15,788,095
    Inventories                                7,266,595    6,423,658
    Net investment in sales-type leases          445,910      398,207
    Prepaid expenses                           1,266,592    2,809,541
    Deferred income taxes                        146,000      146,000
                                             -------------------------
        Total current assets                  72,342,847   71,059,842
                                             -------------------------

Property and equipment, net                    8,223,692    6,544,663
                                             -------------------------
Other assets
    Intangible assets, net                     2,398,883    2,496,593
    Net investment in sales-type leases        1,082,987      888,367
    Deferred income taxes                      2,124,000    2,124,000
    Long-term investments                        625,000      625,000
    Other                                        591,505      361,761
                                             -------------------------
        Total other assets                     6,822,375    6,495,721
                                             -------------------------

                                             $87,388,914  $84,100,226
                                             -------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and other current
     liabilities                              $5,565,670   $4,940,055
    Unearned maintenance revenue               5,529,678    5,263,962
                                             -------------------------
        Total current liabilities             11,095,348   10,204,017
                                             -------------------------
Stockholders' equity
  Common Stock, $.01 par value, authorized
   15,000,000 shares, issued 12,078,721
   shares in 2004 and 12,028,320 shares in
   2003                                          120,787      120,283
  Capital in excess of par value              70,442,146   69,924,093
  Retained earning                            12,969,011   11,063,902
  Accumulated other comprehensive loss           (67,583)     (41,274)
  Less cost of treasury stock, 1,768,856
   shares in 2004 and 2003                    (7,170,795)  (7,170,795)
                                             -------------------------
        Total stockholders' equity            76,293,566   73,896,209
                                             -------------------------

                                             $87,388,914  $84,100,226
                                             -------------------------


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STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

----------------------------------------------------------------------
                                         Three Months Ended March 31,
                                         -----------------------------
                                              2004           2003
                                          (unaudited)    (unaudited)
----------------------------------------------------------------------

Sales                                      $15,846,175    $10,677,641

Cost of goods sold                           6,140,040      3,820,070
                                         -----------------------------

Gross profit                                 9,706,135      6,857,571
                                         -----------------------------
Costs and expenses
     Research and development                1,346,329      1,158,157
     Selling, general and administrative     5,592,073      4,230,252
                                         -----------------------------
                                             6,938,402      5,388,409
                                         -----------------------------

Operating income                             2,767,733      1,469,162
                                         -----------------------------
Other income (expense)
     Interest income                           111,747         36,529
     Interest expense                                         (41,312)
     Other                                     (36,033)        60,386
                                         -----------------------------
                                                75,714         55,603
                                         -----------------------------

 Income (loss) before income taxes           2,843,447      1,524,765

 Income taxes                                  938,338        381,192
                                         -----------------------------

 Net income                                 $1,905,109     $1,143,573
                                         -----------------------------
Earnings per common share
        Basic                                    $0.19          $0.14
                                         -----------------------------
        Diluted                                  $0.18          $0.13
                                         -----------------------------
Weighted average number of common shares
 outstanding
        Basic                               10,271,153      8,090,816
                                         -----------------------------
        Diluted                             10,702,014      8,716,331
                                         -----------------------------
COMPREHENSIVE INCOME

Net income                                  $1,905,109     $1,143,573

Other comprehensive loss
     Foreign currency translation
      adjustment                               (26,309)       (21,526)
                                         -----------------------------

Comprehensive income                        $1,878,800     $1,122,047
                                         -----------------------------


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-------------------------------------------------------------------------------
Contact:

     Stratasys, Inc., Minneapolis
     Shane Glenn, 952-937-3000
     or
     Tom Stenoien, 952-937-3000
     or
     S. Scott Crump, 952-937-3000
     www.Stratasys.com




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